Exhibit 10.18

THIRD AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of February 10, 2021 (the “Effective Date”), by and among, Sprout Foods, Inc., a Delaware corporation (the “Company”), Neptune Growth Ventures Inc. (“Neptune”), NH Expansion Credit Fund Holdings L.P. (“MSEC”), the other Stockholders (as defined below) listed on the signature pages hereto and any other Person that hereafter becomes a signatory hereto as a Stockholder (collectively with the Original Stockholder, the “Other Stockholders”).

W I T N E S S E T H :

WHEREAS, the Company and the then-current Stockholders as of such time entered into (i) that certain Stockholders’ Agreement, dated as of June 19, 2015 (as amended, the “2015 Stockholders’ Agreement”), (ii) that certain Amended and Restated Stockholders’ Agreement, dated as of January 3, 2020 (as amended, the “A&R Stockholders’ Agreement”), which A&R Stockholders’ Agreement completely amended, restated and replaced the 2015 Stockholders’ Agreement, and (iii) that certain Second Amended and Restated Stockholders’ Agreement, dated as of January 25, 2021 (the “2nd A&R Stockholders’ Agreement”; together with the 2015 Stockholders’ Agreement and the A&R Stockholders’ Agreement, the “Prior Agreements”), which 2nd A&R Stockholders’ Agreement completely amended, restated and replaced the A&R Stockholders’ Agreement;

WHEREAS, simultaneously with the execution of this Agreement, amongst other things:

(i) the Company is entering into that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of even date herewith, by and among the Company, Neptune, and MSEC, pursuant to which, among other things, Neptune is acquiring newly-issued capital stock of the Company which, after giving effect to such issuance to Neptune, shall constitute 50.1% of the Company’s issued and outstanding capital stock, calculated on a Fully-Diluted Basis, for a total purchase price of $28,000,000 (the “Purchase Price”), which Purchase Price will be payable (a) partly in cash delivered by Neptune ($6,000,000), (b) partly in the form of a promissory note (the “MSEC Note”) issued by the Company to MSEC and guaranteed by Neptune Parent ($10,000,000), and (c) partly in the form of Neptune Parent common stock issued by Neptune Parent to MSEC and certain named designees of MSEC ($12,000,000), a portion of which shall be subject to a lock-up period restricting trading of such shares pursuant to the terms of a Lock-Up Agreement, in each case, as more fully described in the Purchase Agreement (such transaction, the “Change of Control Transaction”);

(ii) each Stockholder (other than Neptune) is granting, by virtue of the amendment and restatement of the 2nd A&R Stockholders’ Agreement with this Agreement, Neptune a call option (the “Call Option”) to purchase the remaining Shares held by such Stockholders (all such Stockholders, other than Neptune, collectively, the “Call Option Grantors”) immediately following the closing of the Change of Control Transaction and all Shares (if any) acquired or owned by any Call Option Grantors prior to the expiration of the Call Option Period (or the later Call Closing Date if the Call Option is exercised) (“Call Option Shares”) pursuant to the Call Option Terms attached hereto as Exhibit A (the “Call Option Terms”);

(iii) all issued and outstanding shares of Preferred Stock of the Company are being converted into shares of Common Stock, based on the conversion ratios set forth in the Company’s Ninth Amended and Restated Certificate of Incorporation (as amended, the “Prior Certificate”) and all other outstanding securities of the Company are being converted or exchanged for shares of Common Stock such that following such transaction and as of immediately prior to the Closing (as defined in the Purchase Agreement) all Stockholders (other than Neptune) collectively will own 49.9% of the total issued and outstanding shares of Common Stock and no other Shares or securities will be issued or outstanding;

(iv) the Company is executing and filing a Tenth Amended and Restated Certificate of Incorporation of the Company (as more particularly defined below, the “Certificate of Incorporation”), which Certificate of Incorporation shall completely amend, restate and replace the Prior Certificate; and

(v) the Company is amending and restating the Third Amended and Restated Bylaws of the Company by adopting and approving the Fourth Amended and Restated Bylaws of the Company (as more particularly defined below, the “Bylaws”);

WHEREAS, pursuant to Section 21 of the 2nd A&R Stockholders’ Agreement, in connection with the Change of Control Transaction, the Company and the Required Holders desire to amend and restate the 2nd A&R Stockholders’ Agreement in its entirety to reflect the terms and conditions set forth herein; and

WHEREAS, this Agreement, the Certificate of Incorporation and the Bylaws shall completely amend, restate and replace any and all previous governing documents of the Company, including, without limitation, the Prior Agreements.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree that the 2nd A&R Stockholders’ Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. Definitions. As used herein, the following terms shall have the following respective meanings (other defined terms are contained in the body of this Agreement):

“Acceptance Period for New Securities” shall have the meaning set forth in Section 2(a).

“accredited investor” shall have the meaning given to such term in Regulation D promulgated under the Securities Act.

“Accredited Stockholder” shall have the meaning set forth in Section 2(a).

“Additional Capital Support” shall have the meaning set forth in Section 16(b)(i).

“Affiliate” shall mean, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such first Person. An “Affiliate” with respect to an NCP Entity includes, without limiting the foregoing (i) any NCP Entity, (ii) the equityholders of an NCP Entity in connection with dissolution of such NCP Entity, and (iii) the equityholders of any member of any NCP Entity in connection with dissolution of such member. An “Affiliate” with respect to an MSEC Entity includes, without limiting the foregoing (i) any MSEC Entity, (ii) the equityholders of an MSEC Entity in connection with dissolution of such MSEC Entity, and (iii) the equityholders of any member of any MSEC Entity in connection with dissolution of such member.

“Approved Sale” shall have the meaning set forth in Section 5(a).

“Board” shall mean the board of directors of the Company or a duly authorized committee thereof.

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are obligated to close in the State of New York.

“Bylaws” shall mean the Fourth Amended and Restated Bylaws of the Company, as the same may be further amended and/or restated from time to time.

“Call Option” shall have the meaning assigned to that term in the recitals of this Agreement.

“Call Option Grantors” shall have the meaning assigned to that term in the recitals of this Agreement.

“Call Option Period” shall have the meaning set forth in the Call Option Terms.

“Call Option Shares” shall have the meaning assigned to that term in the recitals of this Agreement.

“Call Option Terms” shall have the meaning assigned to that term in the recitals of this Agreement.

“Certificate of Incorporation” shall mean the Tenth Amended and Restated Certificate of Incorporation of the Company, as amended, as the same may be further amended and/or restated from time to time.

“Change of Control Transaction” shall have the meaning assigned to that term in the recitals of this Agreement.

“Common Stock” shall mean the shares of any class or series of the Company’s common stock, par value $0.001 per share, that the Company may be authorized to issue from time to time, and any stock or other securities issued or issuable with respect to such shares, including pursuant to a stock dividend, stock split, or like action, or pursuant to a plan of recapitalization, reorganization, reclassification, conversion, exchange, merger, sale of assets or otherwise.

“Company Option Period” shall have the meaning set forth in Section 3(a)(ii).

“Company’s Notice of Intention to Sell” shall have the meaning set forth in Section 2(a).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Effective Date” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“Equity Equivalents” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Company and any options, warrants or other rights to acquire the foregoing, including any rights to acquire securities exercisable for, convertible into or exchangeable for any of the foregoing.

“Family Group” shall mean (a) the spouse and descendants (by birth or adoption) of a Stockholder, (b) any custodian of a custodianship for and on behalf of a Stockholder or such Stockholder’s spouse or descendants (by birth or adoption), or (c) any trustee of a trust solely for the benefit of a Stockholder or such Stockholder’s spouse or descendants (by birth or adoption).

“Fully Diluted Basis” shall mean the number of shares of Common Stock which would be outstanding, as of the date of computation, if all issued and outstanding Preferred Stock and all other outstanding Equity Equivalents had been converted, exercised or exchanged; provided, however, that any Equity Equivalents which are subject to vesting but have not vested as of the date of computation will be disregarded for purposes of determining Fully Diluted Basis (for clarity, no such unvested Equity Equivalents are outstanding as of the Effective Date).

“Independent Third Party” shall mean any Person who, immediately before the contemplated transaction, (a) does not own Common Stock (a “Holder”), (b) is not an Affiliate of a Holder, (c) together with its Affiliates would not in the aggregate be a Holder, and (d) is not the spouse or descendent (by birth or adoption) of a Holder.

“Initiating Stockholder” shall have the meaning set forth in Section 4(a).

“Management Fee” shall have the meaning set forth in Section 16(a).

“Minority Stockholders” shall have the meaning set forth in Section 17.

“Minority Vote” shall have the meaning set forth in Section 17.

“Modification” shall have the meaning set forth in Section 23(a).

“MSEC” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“MSEC Designee” shall have the meaning set forth in Section 6(a).

“MSEC Entity” shall mean MSEC and shall include each of its successors and permitted assigns.

“MSEC Note” shall have the meaning assigned to that term in the recitals of this Agreement.

“NCP V” shall mean North Castle Partners V, L.P., a Delaware limited partnership.

“NCP V-A” shall mean North Castle Partners V-A, L.P., a Delaware limited partnership.

“NCP Entity” shall mean each of NCP V and NCP V-A and shall include each such Person’s successors and permitted assigns.

“Neptune” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“Neptune Entity” shall mean Neptune and shall include each of its successors and permitted assigns.

“Neptune Parent” shall mean Neptune Wellness Solutions Inc. and shall include each of its successors.

“New Securities” shall have the meaning set forth in Section 2.

“Non-Transferring Stockholder” shall have the meaning set forth in Section 3(a)(iii).

“NurturMe Holdings” shall mean NurturMe Holdings LLC, a Delaware limited liability company.

“Offer Price” shall have the meaning set forth in Section 3(a)(i).

“Offered Securities” shall have the meaning set forth in Section 3(a)(i).

“Original Stockholder” shall mean SFI Investment Corp., a Delaware corporation.

“Other Stockholders” shall mean all Stockholders other than the MSEC Entity and the Neptune Entity.

“Participating Offeree” shall have the meaning set forth in Section 4(a).

“Participation Notice” shall have the meaning set forth in Section 4(a).

“Participation Price” shall have the meaning set forth in Section 4(a).

“Participation Sale” shall have the meaning set forth in Section 4(a).

“Participation Securities” shall have the meaning set forth in Section 4(a).

“Permitted Issuances” shall mean any issuances of Equity Equivalents (a) pursuant to the exercise or conversion of any Preferred Stock or Equity Equivalents issued after the Effective Date so long as the original issuance of such Preferred Stock or Equity Equivalents complied with Section 2, (b) pursuant to a stock split, stock dividend, plan of recapitalization, reorganization, restructuring, conversion or like action, (c) pursuant to a Public Offering, (d) to the current or future directors, managers, officers, employees or consultants of the Company or any of its Subsidiaries pursuant to an equity incentive plan approved by the Board, or pursuant to a compensation-related plan of the Company approved by the Board, (e) in connection with the acquisition of all or a substantial portion of another Person’s business by the Company or any of its Subsidiaries (whether by acquisition of stock or assets or by merger, consolidation, reorganization or other similar transaction) or the formation of a joint venture, in each case approved by the Board, (f) for non-cash consideration, such as issuances of Equity Equivalents to vendors or strategic or marketing partners or in a joint venture, in each case approved by the Board, (g) pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or to lenders as partial consideration for any debt financing for the Company or any of its Subsidiaries after the Effective Date approved by the Board, and (h) in connection with the reissuance of Equity Equivalents previously purchased by the Company from directors, managers, officers, employees or consultants of the Company to new or other directors, managers, officers, employees or consultants of the Company.

“Permitted Offeree” shall have the meaning set forth in Section 2(d).

“Permitted Transfer” shall mean a Transfer of Shares as follows:

(i) between any Stockholder who is a natural person and such Stockholder’s Family Group (whether inter vivos or upon death); provided, however, that, prior to any such Transfer, the Stockholder must demonstrate to the reasonable satisfaction of the Company that the Stockholder will retain, until such Stockholder’s death, all rights to vote and Transfer the Shares that are proposed to be Transferred to such Stockholder’s Family Group;

(ii) between any Stockholder who is a natural person and such Stockholder’s guardian or conservator;

(iii) by any Stockholder who is a natural person and who is deceased or adjudicated incompetent to the personal representative of such Stockholder;

(iv) by the personal representative of any Stockholder who is a natural person and who is deceased or adjudicated incompetent to such Stockholder’s Family Group;

(v) by any Stockholder (other than those referenced in clauses (vi) through (ix) below) that is a limited partnership formed by a Stockholder to the limited partners of such limited partnership; provided, however, that such limited partners are part of such Stockholder’s Family Group and, prior to any such Transfer, the Stockholder must demonstrate to the reasonable satisfaction of the Company that the Stockholder that originally formed such limited partnership will retain, until such Stockholder’s death, all rights to vote and Transfer the Shares that are proposed to be Transferred to such limited partner;

(vi) by any NCP Entity to any of its Affiliates;

(vii) by any MSEC Entity to any of its Affiliates;

(viii) by NurturMe Holdings to any of its Affiliates;

(ix) by any Neptune Entity to any of its Affiliates;

(x) by any Other Stockholder to the Company, provided such Transfer is approved by the Board; or

(xi) by any Call Option Grantor to Neptune pursuant to the Call Option Terms.

Notwithstanding the foregoing, (A) no Permitted Transfer shall be effective unless and until the transferee of the Shares so Transferred, if such transferee is not a party to this Agreement, executes and delivers to the Company a Joinder Agreement in substantially the form attached hereto as Appendix A, (B) no Stockholder shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s or its Affiliate’s interest in any such Permitted Transferee, (C) if a Stockholder is a Person other than an individual, such Stockholder shall not avoid the provisions of this Agreement by transferring a controlling equity interest in such Stockholder to a non-Permitted Transferee, and (D) no Call Option Grantor may effect a Permitted Transfer (except under clause (xi) above) prior to the end of the Call Option Period (or the later closing of the acquisition of the Call Option Shares by Neptune thereunder if the Call Option is exercised) unless such Permitted Transferee executes a Joinder Agreement in substantially the form attached hereto as Appendix A and represents to Neptune in writing that such Permitted Transferee is an accredited investor and, in the case of clause (vii) above, such Permitted Transferee agrees in writing with Neptune to be jointly and several liable with MSEC under the Purchase Agreement with respect to MSEC’s obligations thereunder.

“Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares pursuant to a Permitted Transfer.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Preferred Stock” shall mean the shares of any class or series of the Company’s preferred stock, par value $0.001 per share, that the Company may be authorized to issue from time to time, and any stock or other securities issued or issuable with respect to such shares, including pursuant to a stock dividend, stock split, or like action, or pursuant to a plan of recapitalization, reorganization, reclassification, exchange, conversion, merger, sale of assets or otherwise. As of the Effective Date, there are no shares of Preferred Stock outstanding.

“Prior Agreements” shall have the meaning assigned to that term in the recitals of this Agreement.

“Prior Certificate” shall have the meaning assigned to that term in the recitals of this Agreement.

“Public Offering” shall mean the completion of a sale of Common Stock pursuant to a registration statement which has become effective under the Securities Act, excluding registration statements on Form S-4, S-8 or similar limited purpose forms, occurring after the date of this Agreement.

“Purchase Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.

“Purchase Price” shall have the meaning assigned to that term in the recitals of this Agreement.

“Required Holders” shall mean Stockholders holding at least 50% of the shares of Common Stock then outstanding, on a Fully Diluted Basis.

“ROFN” shall have the meaning set forth in Section 5(f).

“ROFN Notice” shall have the meaning set forth in Section 5(f).

“ROFN Period” shall have the meaning set forth in Section 5(f).

“ROFR Allocation” shall have the meaning set forth in Section 3(a)(iii).

“Sale of the Company” shall mean any transaction or series of related transactions pursuant to which any Independent Third Party or group of Independent Third Parties acquires (a) more than 50% of the Common Stock on a Fully Diluted Basis (whether by merger, consolidation, sale or other Transfer of Common Stock, reorganization, recapitalization or otherwise), or (b) all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis. For purposes of this definition, all Common Stock that is issuable upon exercise or conversion of any Equity Equivalents acquired by an Independent Third Party shall be deemed to be issued and held by such Independent Third Party. Notwithstanding anything to the contrary herein, as used in Sections 5(a)(ii) and 5(f), “Sale of the Company” means any transaction or series of related transactions pursuant to which any Independent Third Party or group of Independent Third Parties acquires (a) 100% of the Common Stock on a Fully Diluted Basis (whether by merger, consolidation, sale or other Transfer of Common Stock, reorganization, recapitalization or otherwise), or (b) all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis, in each case immediately following which all of the net proceeds from such transaction are distributed to the Shareholders in a liquidation of the Company in accordance with their distribution rights upon liquidation under the Company’s governing documents.

“Sale Request” shall have the meaning set forth in Section 5(a).

“2nd A&R Stockholders’ Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

“Selling Holders” shall have the meaning set forth in Section 5(a).

“Shares” shall mean, with respect to any Stockholder, (i) the shares of capital stock of the Company, including Preferred Stock and Common Stock, and (ii) all Equity Equivalents, in each case held at any time by such Stockholder.

“Stockholder” shall mean each MSEC Entity, each NCP Entity, each Neptune Entity, the Original Stockholder, each Other Stockholder and each other Person who holds Equity Equivalents and agrees in writing with the Company to be bound by and to comply with all applicable provisions of this Agreement.

“Subsequent Offer Notice” shall have the meaning set forth in Section 3(a)(iii).

“Subsequent Option Period” shall have the meaning set forth in Section 3(a)(iii).

“Subsidiary” shall mean any corporation, limited liability company, partnership, association, joint stock company, trust, joint venture or unincorporated organization of which the Company, at the time in respect of which such term is used, (a) owns directly or indirectly more than 50% of the equity or beneficial interests, on a consolidated basis, or (b) owns directly or controls with power to vote, indirectly through one or more subsidiaries, shares of capital stock or beneficial interests having the power to cast a majority of the votes entitled to be cast for the election of directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used in this Agreement, the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Transfer” shall mean any direct or indirect transfer, distribution, donation, sale, assignment, pledge, encumbrance, hypothecation, gift, creation of a security interest in or lien on, or other disposition, irrespective of whether any of the foregoing are effected with or without consideration, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, inter vivos or upon death or dissolution. For avoidance of doubt, no transfer, distribution, donation, sale, assignment, pledge, encumbrance, hypothecation, gift, creation of a security interest in or lien on, or other disposition, irrespective of whether any of the foregoing are effected with or without consideration, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, inter vivos or upon death or dissolution, of any equity or debt securities of (a) the Original Stockholder shall be considered a Transfer unless the same is made in connection with any transaction or series of related transactions pursuant to which any non-affiliates or group of non-affiliates of the Original Stockholder acquires more than 50% of the outstanding voting shares of equity of the Original Stockholder (whether by merger, consolidation, sale or other transfer of such shares, reorganization, recapitalization or otherwise) or (b) Neptune Parent directly or indirectly (no matter how remote) shall be considered a Transfer of any Neptune Entity’s Shares (and all such dispositions directly or indirectly by any holder of equity or debt securities of Neptune Parent are free of restrictions hereunder and will not cause a breach hereof) (any Transfer of an interest in Neptune Parent, a “Neptune Parent Transfer”).

“Transfer Notice” shall have the meaning set forth in Section 3(a)(i).

“Transferring Stockholder” shall have the meaning set forth in Section 3(a)(i).

SECTION 2. Preemptive Rights. Subject to the provisions of this Agreement and the Certificate of Incorporation, each Stockholder acknowledges that the Company shall have the absolute right, in its sole discretion, to raise capital from all sources and in all manners available to it, including the incurrence of debt in any form.

(a) If at any time the Company wishes to issue any Equity Equivalents other than pursuant to a Permitted Issuance (“New Securities”) to any Person or Persons, the Company shall promptly deliver a written notice of its intention to sell (the “Company’s Notice of Intention to Sell”) to each Stockholder who is an accredited investor (each an “Accredited Stockholder”) and to the Original Stockholder (whether or not the Original Stockholder is an accredited investor), setting forth a description of the New Securities to be sold, the proposed purchase price thereof and the terms and conditions of sale. Holders of securities of the Original Stockholder who are accredited investors shall be entitled to form a limited liability company or corporation for the purpose of acquiring New Securities pursuant to this Section 2 (the “Original Stockholder Investment Entity”), in which case such entity shall be considered an Accredited Stockholder entitled to rights of an Accredited Stockholder pursuant to this Section 2. Upon receipt of the Company’s Notice of Intention to Sell, each Accredited Stockholder shall have the right to elect to purchase, at the price and on the terms and conditions stated in the Company’s Notice of Intention to Sell, up to a number of the New Securities equal to the product of (i) a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by such Accredited Stockholder (calculated on a Fully Diluted Basis) and the denominator of which is the aggregate number of shares of Common Stock (calculated on a Fully Diluted Basis) held by all Accredited Stockholders, multiplied by (ii) the number of New Securities to be issued. For purposes of clause (i) of the immediately preceding sentence, the number of shares of Common Stock owned by the Original Stockholder Investment Entity shall be deemed to be the number of shares owned by the Original Stockholder. Such election is to be made by the Accredited Stockholders by written notice to the Company within thirty (30) Business Days after receipt by such Accredited Stockholders of the Company’s Notice of Intention to Sell (the “Acceptance Period for New Securities”). Each Accredited Stockholder also shall have the option, exercisable by so specifying in such written notice, to purchase on a pro rata basis similar to that described above, any remaining New Securities not purchased by other Accredited Stockholders, in which case the Accredited Stockholders exercising such further option shall be deemed to have elected to purchase such remaining New Securities on such pro rata basis, up to the aggregate number of New Securities which such Accredited Stockholder shall have specified until either (A) no Accredited Stockholder shall have elected to purchase any further amount of the New Securities which are the subject of the Company’s Notice of Intention to Sell or (B) all the New Securities which are the subject of the Company’s Notice of Intention to Sell shall have been subscribed for by the Accredited Stockholders. The Company shall promptly notify each electing Accredited Stockholder in writing of each notice of election received from other Accredited Stockholders pursuant to this Section 2(a). Notwithstanding anything herein to the contrary, if the Original Stockholder Investment Entity participates in any issuance of New Securities pursuant to this Section 2, the Original Stockholder shall not be permitted to participate in such issuance of New Securities.

(b) If effective acceptances shall not be received pursuant to Section 2(a) above in respect of all the New Securities which are the subject of the Company’s Notice of Intention to Sell, then the Company may, at its election, during a period of one hundred and twenty (120) days following the expiration of the Acceptance Period for New Securities, sell and issue the remaining New Securities to another Person or Persons at a price and upon terms not more favorable to such Person or Persons than those stated in the Company’s Notice of Intention to Sell. In the event the Company has not sold the New Securities, or entered into an agreement to sell the New Securities, within such one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to each Stockholder in the manner provided in Section 2(a) hereof.

(c) If an Accredited Stockholder gives the Company notice, pursuant to the provisions of this Section 2, that such Accredited Stockholder desires to purchase any of the New Securities, payment therefor shall be by check or wire transfer, against delivery of the securities at the executive offices of the Company within twenty (20) Business Days after giving the Company such notice, or, if later, the closing date for the sale of such New Securities. In the event that any such proposed issuance is for a consideration other than cash, such Accredited Stockholder will be entitled to pay cash for each share or other unit, in lieu of such other consideration, in the amount determined in good faith by the Board to constitute the fair value of such consideration other than cash to be paid per share or other unit.

(d) Notwithstanding the foregoing, the Company shall be permitted to issue New Securities to any Person and such Person (the “Permitted Offeree”) shall be permitted to purchase New Securities for cash without first complying with the foregoing provisions of this Section 2; provided, that in connection with such purchase (i) the Company shall promptly (but in no event later than fifteen (15) Business Days following such sale) give notice to the Accredited Stockholders, which notice shall describe in reasonable detail the New Securities being purchased by the Permitted Offeree and the purchase price thereof, and (ii) the participating Permitted Offeree and the Company shall take all commercially reasonable steps (whether involving the issuance of additional Equity Equivalents by the Company or a direct transfer of a ratable number of Equity Equivalents by the Permitted Offeree at a purchase price equal to cost) necessary to enable the Accredited Stockholders to effectively exercise their respective rights under this Section 2 with respect to the purchase of their pro rata share of the Equity Equivalents issued to the Permitted Offeree on the same price and terms as were provided to the Permitted Offeree within thirty (30) days after such purchase by the Permitted Offeree, or such longer period of time as may be reasonably required to effect the provisions of this Section 2 in a commercially reasonable manner.

SECTION 3. Restrictions on Transfers; Right of First Refusal.

(a) Subject to Section 3(c), no Stockholder may Transfer any interest in all or any part of any of the Shares owned by such Stockholder, except in accordance with the following procedures:

(i) If any Stockholder desires to Transfer any Shares to any Person (a “Transferring Stockholder”), then such Transferring Stockholder shall deliver written notice of such proposed Transfer to the Company and the Company shall forward such notice to the other Stockholders. Such written notice (the “Transfer Notice”) shall set forth, in reasonable detail, the terms and conditions of such proposed Transfer, including the name of the prospective purchaser, the payment terms, the type of disposition, the number and type of Shares proposed to be Transferred (“Offered Securities”), the proposed purchase price for the Offered Securities on a per share basis (the “Offer Price”) and any other information reasonably requested by the Company with respect to such proposed Transfer and the prospective purchaser, together with a complete and accurate copy of the prospective purchaser’s written offer to purchase the Offered Securities from the Transferring Stockholder. The Transfer Notice shall further state that the Company and the Stockholders may acquire, in accordance with the provisions of this Agreement, the Offered Securities for the price and upon the other terms and conditions set forth in the Transfer Notice.

(ii) For a period of twenty (20) days after receipt of the Transfer Notice (the “Company Option Period”), the Company may elect, by delivery of written notice to the Transferring Stockholder, to purchase all or any portion of the Offered Securities at the Offer Price and on the other terms and conditions set forth in the Transfer Notice.

(iii) If the Company does not elect to purchase all of the Offered Securities pursuant to clause (ii) above, then, prior to the expiration of the Company Option Period, the Company shall notify each of the Stockholders other than the Transferring Stockholder (the “Non Transferring Stockholders”) of the number of Offered Securities, if any, which the Company has not elected to purchase (the “Subsequent Offer Notice”). For a period of twenty (20) days after the expiration of the Company Option Period (the “Subsequent Option Period”), each Non Transferring Stockholder may elect, by giving written notice as described below, to purchase up to that number of remaining Offered Securities as shall be equal to the product obtained by multiplying (A) the total number of remaining Offered Securities by (B) a fraction, the numerator of which is the total number of shares of Common Stock on a Fully Diluted Basis owned by such Non Transferring Stockholder on the date of the Subsequent Offer Notice and the denominator of which is the total number of shares of Common Stock on a Fully Diluted Basis then held by all of the Non Transferring Stockholders on the date of the Subsequent Offer Notice, subject to increase as hereinafter provided. The number of shares that each Non Transferring Stockholder is entitled to purchase under this Section 3(a) shall be referred to as a “ROFR Allocation.” If any Non Transferring Stockholder does not wish to purchase its ROFR Allocation, then all other Non Transferring Stockholders who so elect shall have the right to accept the offer to purchase, on a pro rata basis with all other Non Transferring Stockholders who so elect (as hereinafter provided), any ROFR Allocation not purchased by such Non Transferring Stockholder. Each Non Transferring Stockholder shall have the right to purchase such number of remaining Offered Securities by giving written notice of such acceptance to the Company and the Transferring Stockholder within the Subsequent Option Period, which notice shall indicate the maximum number of shares of Offered Securities which such Non Transferring Stockholder is willing to purchase in the event fewer than all of the Non Transferring Stockholders elect to purchase their ROFR Allocations.

(iv) The closing of the purchase of any Offered Securities pursuant to Sections 3(a)(ii) and 3(a)(iii) shall take place at the principal office of the Company as soon as practical after the delivery of all applicable election notices, but in no event later than the 45th day after the expiration of the Company Option Period. At such closing, each purchaser of Offered Securities shall deliver to the Transferring Stockholder the Offer Price, on the same terms and conditions as set forth in the Transfer Notice, payable in respect of the Offered Securities being acquired by such purchaser in exchange for certificates duly endorsed representing such Offered Securities being acquired by such purchaser, together with stock powers, free and clear of all claims, liens and other encumbrances. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

(v) If the Company and the Non Transferring Stockholders do not elect to purchase, in the aggregate, all of the Offered Securities pursuant to Sections 3(a)(i) through (iv) above, then the Transferring Stockholder may elect not to sell any of the Offered Securities to the Company and the Non Transferring Stockholders and instead the Transferring Stockholder may proceed to Transfer, subject to Section 4, all (but not less than all) of the Offered Securities to the prospective purchaser identified in the Transfer Notice, but only in accordance with Section 3(b) and in accordance with the terms (including the purchase price) set forth in the Transfer Notice, within three (3) months after expiration of the Subsequent Option Period. Any of such Offered Securities that have not been Transferred by the Transferring Stockholder in such three (3) month period shall again be subject to the restrictions set forth in this Section 3 and must be reoffered to the Company and the other Stockholders pursuant to this Section 3(a) before any subsequent Transfer.

(b) Any Shares Transferred pursuant to this Section 3, or to a Permitted Transferee, shall remain subject to the Transfer restrictions of this Agreement, and each purchaser of Offered Securities (other than the Company) who is not a party to this Agreement shall execute and deliver to the Company a Joinder Agreement in substantially the form attached hereto as Appendix A and shall take such other actions and execute such other documents as the Company reasonably requests. Any Transfer made not in compliance with the immediately preceding sentence shall be deemed void ab initio.

(c) Notwithstanding Section 3(a), the provisions of Section 3(a) shall not apply to a Transfer of Shares which is (i) a Permitted Transfer, (ii) a Transfer pursuant to Section 4(a) (other than a Transfer by an Initiating Stockholder), (iii) a Transfer pursuant to Section 5, (iv) a Transfer made pursuant to or after a Public Offering, (iv) a Transfer by a Call Option Grantor to Neptune pursuant to the Call Option Terms, or (v) a Neptune Parent Transfer. Notwithstanding anything to the contrary contained in this Agreement, (w) in no event shall any Stockholder Transfer any interest in any Shares to a competitor of the Company or any of its Subsidiaries (for clarity, each Neptune Entity and Neptune Parent is deemed to not be a competitor of the Company), unless such Transfer is pursuant to a Sale Request or the Call Option Terms, (x) a Transfer of Shares (other than pursuant to the Call Option Terms) will not be valid or of any force or effect if such Transfer would result in a violation or breach of this Agreement or any applicable Federal or state securities law or any agreement to which the Company or any Subsidiary is a party, and (y) the purchase price specified in any Transfer Notice shall be payable solely in cash at the closing of the transaction or in installments over time.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) no Stockholder shall avoid the provisions of this Agreement by making one or more Transfers to a Permitted Transferee and then Transferring all or substantially all of such Person’s equity interest in such Permitted Transferee, and (ii) a Transfer (or series of Transfers) of a controlling equity interest of a Stockholder that is not an individual shall be deemed a Transfer by such Stockholder of the Shares owned by it.

SECTION 4. Tag Along. Subject to Section 4(f), no Stockholder shall Transfer any Shares owned by such Stockholder to any Person without complying with the terms and conditions set forth in this Section 4; provided, that a Stockholder may be an Initiating Stockholder (defined below) under this Section 4 only if such Transfer is not prohibited under Section 3 and only after such Stockholder has fully complied with any applicable requirements of Section 3.

(a) If any Stockholder desires to Transfer any Shares to any Person (the “Initiating Stockholder”), then such Initiating Stockholder shall deliver written notice of such proposed Transfer (the “Participation Sale”) to each other Stockholder (each a “Participating Offeree”) and to the Company. Such written notice (the “Participation Notice”) shall be delivered not less than fifteen (15) days prior to such proposed Transfer and shall set forth, in reasonable detail, the terms and conditions of such proposed Transfer, including the name of the prospective purchaser, the payment terms, the type of disposition, the number and type of Shares proposed to be Transferred (the “Participation Securities”), and the proposed purchase price for the Participation Securities on a per share basis (the “Participation Price”), together with a complete and accurate copy of the prospective purchaser’s written offer to purchase the Participation Securities from the Initiating Stockholder. Within ten (10) days following the delivery of the Participation Notice by the Initiating Stockholder to each Participating Offeree and to the Company, each Participating Offeree may elect, by delivery of written notice to the Initiating Stockholder and to the Company, to Transfer to the purchaser in such Participation Sale up to that number of Shares owned by such Participating Offeree as shall be equal to the product obtained by multiplying (A) the number of Participation Securities by (B) a fraction, the numerator of which is the total number of shares of Common Stock on a Fully Diluted Basis owned by such Participating Offeree on the date of such Participation Notice and the denominator of which is the total number of shares of Common Stock on a Fully Diluted Basis then held by all of the Stockholders on the date of the Participation Notice. If any Participating Offeree fails to deliver such written notice to the Initiating Stockholder and the Company within such ten (10) day period, then such Participating Offeree shall no longer have any right to Transfer any Shares pursuant to this Section 4 in such Participation Sale.

(b) If the Participation Securities consist of more than one series or class or type of Shares and if a Participating Offeree exercises rights pursuant to this Section 4, then such Participating Offeree shall be required as a condition of such exercise (and shall be entitled) to Transfer the same proportionate amount of the series or class or type of Shares that the Initiating Stockholder Transfers to the purchaser in connection with such Participation Sale; provided, that this sentence shall not apply to the extent that such Participating Offeree does not then own a sufficient number of such series, class or type of Shares or securities then convertible or exchangeable into such series, class or type of Shares. If the purchaser of any Participation Securities refuses to buy any of the Shares which any Participating Offeree has validly elected to include in the Participation Sale pursuant to this Section 4, then the Initiating Stockholder may not Transfer any of its Shares to such purchaser unless the Initiating Stockholder purchases from such Participating Offeree the number of Shares that such Participating Offeree would be entitled to Transfer pursuant to this Section 4 for the consideration the Participating Offeree would have received pursuant to this Section 4 if it sold such Shares to such purchaser.

(c) The Participating Offerees that have validly elected to participate in the Participation Sale shall receive, upon the consummation of such Participation Sale, the same form and amount (subject to appropriate adjustment to reflect any differences in the rights, preferences and privileges of different series, class or type of Shares) of consideration on a per Share basis, or if any such Participating Offerees are given an option as to the form and amount (subject to appropriate adjustment to reflect any differences in the rights, preferences and privileges of different classes or series of capital stock) of consideration to be received, all such Participating Offerees must be given substantially the same option.

(d) At the closing of any Participation Sale, the Initiating Stockholder, together with all Participating Offerees validly electing to participate in such Participation Sale, shall deliver to the proposed transferee certificates evidencing the Shares to be sold, free and clear of all claims, liens and encumbrances (except the provisions of this Agreement, including the Call Option Terms), together with stock powers duly endorsed. To the extent any Participating Offeree does not comply with this Section 4(d) or Section 4(e), such Participating Offeree shall not be entitled to participate in such Participation Sale and the Initiating Stockholder shall be entitled to sell an additional number of Shares equal to the Shares that otherwise would have been sold by such Participating Offeree.

(e) As a condition to the effective exercise of its rights under this Section 4 each Participating Offeree validly electing to participate in the Participation Sale shall (A) be required to make such representations, warranties and covenants and agree to provide such indemnification as the Initiating Stockholder agrees to make or provide in connection with such Participation Sale, (B) pay such Stockholder’s pro rata share of the reasonable costs and expenses incurred in connection with such Participation Sale to the extent such costs and expenses are incurred for the benefit of the Stockholders participating in such Participation Sale generally and are not otherwise paid by the Company (it being agreed that costs incurred by each Participating Offeree on its own behalf will not be considered costs of such Participation Sale), and (C) take such other actions and execute such documents as the Company or the Initiating Stockholder may reasonably request.

(f) The provisions of this Section 4, shall not apply to (A) a Permitted Transfer, (B) a Transfer made pursuant to or after a Public Offering or (C) a Transfer pursuant to Section 5, (D) a Transfer by a Call Option Grantor to Neptune pursuant to the Call Option Terms, or (E) a Neptune Parent Transfer. Any Shares Transferred pursuant to this Section 4 shall remain subject to the Transfer restrictions of this Agreement, including the Call Option Terms, and each purchaser of Shares who is not a party to this Agreement shall execute and deliver to the Company a Joinder Agreement in substantially the form attached hereto as Appendix A and shall take such other actions and execute such other documents as the Company reasonably requests.

(g) Notwithstanding anything contained in this Section 4 or any notice given hereunder, the provisions of this Section 4 shall be suspended immediately upon the exercise by the Selling Holders of the Bring-Along Right as set forth in Section 5, subject to any Minority Vote required by Section 17.

SECTION 5. Right of Bring-Along.

(a) Subject to any Minority Vote required by Section 17, if (i) at any time prior to the expiration of the Call Option Period (or the later Call Closing Date if the Call Option is exercised), the Required Holders approve a Sale of the Company, or (ii) at any time after the expiration of the Call Option Period if the Call Option has not been exercised, but subject to compliance with the terms of Section 5(f), MSEC, acting on behalf of the Minority Stockholders, approves a Sale of the Company (in the case of each of (i) and (ii) above, such Sale of the Company, an “Approved Sale”; such Required Holders or MSEC, as applicable, the “Selling Holders”), then the Company shall give notice to the Stockholders of the Approved Sale, which notice shall include the material terms of the Approved Sale (the “Sale Request”). Each Stockholder agrees not to directly or indirectly, without the prior written consent of the Selling Holders, disclose to any other Person any information related to the Sale Request or the Approved Sale, other than disclosures to legal counsel in confidence or as otherwise necessary to protect such Stockholder’s rights under this Agreement or as otherwise required by law. In connection with the Approved Sale, (i) each Stockholder shall be obligated to and agrees that, in such Stockholder’s capacity as a stockholder of the Company, such Stockholder will vote, or grant proxies relating to such shares to vote, all of such Stockholder’s Shares in favor of, consent to, raise no objections to, and waive any dissenters’, appraisal or similar rights with respect to, the Approved Sale and will not exercise any right to dissent or seek appraisal rights in respect of the Approved Sale, (ii) each Stockholder shall take all actions which the Selling Holders deem necessary or advisable in the sole judgment of the Selling Holders in connection with the consummation of the Approved Sale, including executing, delivering and agreeing to be bound by the terms of any agreement related to the Approved Sale and any other agreement, instrument or certificates necessary to effectuate the Approved Sale (subject to the limitations set forth in this Section 5), (iii) if the Approved Sale is structured as a Transfer of Shares, each Stockholder will agree to Transfer its Shares and shall deliver at the closing of the Approved Sale its Shares, including certificates relating thereto, free and clear of all claims, liens and encumbrances except the provisions of this Agreement, including the Call Option Terms, on the terms and conditions as approved by the Selling Holders (it being understood and agreed that each Stockholder will only be obligated to Transfer the same percentage of its Common Stock on a Fully Diluted Basis as the percentage of the Common Stock on a Fully Diluted Basis proposed to be Transferred in the Approved Sale), and (iv) each Stockholder shall pay such Stockholder’s pro rata share of the reasonable costs and expenses incurred in connection with the Approved Sale to the extent such costs and expenses are incurred for the benefit of the Stockholders generally and are not otherwise paid by the Company. Costs incurred by any Stockholder on its own behalf will not be considered costs of the Approved Sale. Without limiting the foregoing, and subject to the limitations set forth in this Section 5, each Stockholder agrees that, in connection with the Approved Sale, such Stockholder will make such representations, warranties and covenants, and agree to provide such indemnification, as the Selling Holders agree to make or provide in connection with such Approved Sale, provided that each Stockholder’s indemnification obligation and liability for breaches of representations and warranties of the Company under any agreement entered into in connection with an Approved Sale will not exceed the consideration received by such Stockholder in connection with such Approved Sale. As a condition to the Stockholders’ obligations under this Section 5, unless the Selling Holders agree otherwise, each holder of outstanding Shares will receive in respect of such Shares the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company upon a liquidation of the Company, provided that if any of the Shares are options, convertible securities, warrants, or other rights to acquire capital stock of the Company, the purchase price paid in the Approved Sale with respect to such Shares will be the price that would be paid for the Shares issuable upon the exercise or conversion thereof minus the exercise or conversion price thereof. In connection with any Sale of the Company, all indebtedness owed to Neptune and/or MSEC and/or their respective Affiliates, including as related to the Additional Capital Support, shall be paid in full at the closing of such transaction and prior to any distributions to the Stockholders.

(b) Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 5(a) above in connection with an Approved Sale unless: (i) any representations and warranties to be made by such Stockholder in connection with the Approved Sale are limited to representations and warranties related to authority, ownership, the ability to convey title to such Shares, absence of brokers, and the enforceability of such transaction documents as to such Stockholder; (ii) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Approved Sale other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders); (iii) the Stockholder shall not be liable for more than such Stockholder’s pro rata share (based on the number of shares of Common Stock owned by such Stockholder determined on a Fully Diluted Basis) of any liability of the Stockholders in connection with such Approved Sale (except with respect to the representations and warranties described in clause (i) above as they relate to such Stockholder) and (iv) such stockholder shall not be bound by any non-compete, non-solicitation or other restrictive covenants, except for customary confidentiality obligations.

(c) In the event of any Approved Sale, the Original Stockholder will not distribute, pay or otherwise transfer the proceeds received by it in such Approved Sale to any of its creditors or any holders or owners (collectively, the “Stakeholders”) of shares, interests, participations or other equivalents (however designated) of capital stock of the Original Stockholder or any options, warrants or other rights to acquire the foregoing, or any rights to acquire securities exercisable for, convertible into or exchangeable for any of the foregoing, unless such Stakeholder has agreed in writing to guaranty such Stakeholder’s pro rata portion (based on the proceeds to be received by such Stakeholder relative to the proceeds received or to be received by the Original Stockholder) of the Original Stockholder’s indemnification obligations in connection with such Approved Sale.

(d) If the Company or the Stockholders enter into any negotiation or transaction for which Rule 506 promulgated under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Stockholders who are not Accredited Stockholders shall, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 promulgated under the Securities Act (or any similar rule then in effect) reasonably acceptable to the Company. If any such Stockholder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any such Stockholder declines to appoint the purchaser representative designated by the Company, such Stockholder will appoint another purchaser representative (who shall be reasonably acceptable to the Company), and such Stockholder will be responsible for the fees of the purchaser representative so appointed.

(e) Without limiting Section 5(d), the Company shall pay all transaction costs associated with any transaction contemplated by this Section 5 to the extent such costs are incurred for the benefit of all Stockholders. To the extent such costs (or any costs for which the Company is responsible pursuant to Section 5(d)) are not paid by the Company prior to the distribution to the Stockholders of proceeds from such transaction, or by the acquiring company, such costs shall be borne by each Stockholder according to his, her or its pro rata share (as if such expenses reduced the aggregate proceeds available for distribution or payment to the Stockholders in such transaction) of the costs of such transaction.

(f) Right of First Negotiation. If the Call Option is not exercised during the Call Option Period with respect to the Call Option Shares, then the Company, at the direction of MSEC in its capacity as the representative of the Call Option Grantors, would have the right to retain an investment bank to assist in selling and marketing a Sale of the Company; provided that, prior to commencing the Sale of the Company process, Neptune shall be afforded a thirty (30)-day right of first negotiation (such right, the “ROFN”; such time period, the “ROFN Period”) to exclusively negotiate with the Company and/or MSEC and to make an offer for a Sale of the Company. In the event MSEC and Neptune, following good faith discussions, are unable to come to an agreement with respect to the principal terms of a Sale of the Company on or before the expiration of the ROFN Period, MSEC shall be permitted to negotiate a Sale of the Company transaction with an Independent Third Party; provided that, if Neptune made an offer for the Sale of the Company during the ROFN Period, and thereafter MSEC or the Company receive an offer for the Sale of the Company, then MSEC shall promptly provide written notice to Neptune stating that it has received an offer and specifying: (1) the name of the Person who has made an offer for the Sale of the Company, (2) the purchase price (including the per-share purchase price if applicable) and the other material terms and conditions of the Sale of the Company, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof, and (3) the proposed date and time of the closing of the Sale of the Company “ROFN Notice”). If the offer for a Sale of the Company is for a lower price than Neptune’s highest offer (such offers to be compared on the basis of a sale of 100% of the Company’s capital stock or assets, as the case may be, and subject to the reasonable valuation of non-cash and contingent consideration offered therein), then Neptune shall have a right of first refusal to consummate a Sale of the Company transaction at a price resulting in consideration of the same value as would have been paid in such offer to the other Stockholders by providing written notice thereof to MSEC within twenty (20) days following Neptune’s receipt from MSEC of the ROFN Notice. If Neptune elects to not exercise its right of first refusal, MSEC may proceed with the Sale of the Company to such Independent Third Party at such lower price; provided that if the price offered by such Independent Third Party is reduced or the terms and conditions of such Sale of the Company are materially modified, or if another Person makes an offer for the Sale of the Company, MSEC must again provide notice to Neptune as described above and, if applicable in accordance with the terms of this Section 5(f), Neptune must again be granted a right of first refusal to consummate the Sale of the Company. The Sale of the Company under this Section 5(f) would be in the form of a bring-along sale pursuant to this Section 5 (i.e., an “Approved Sale”).

(g) Statutory Merger. Notwithstanding anything to the contrary in this Agreement, if any Call Option Grantor fails to comply and transfer its Shares to Neptune in accordance with the Call Option Terms, then Neptune will have the right (without having to obtain the consent or approval of any Stockholder or other Person, including any Minority Vote) to cause the statutory merger of the Company with another Person controlled by Neptune in a transaction (“Merger Transaction”) that would cause (i) each such Call Option Grantor to receive in exchange for such Shares consideration in form and amount substantially the same as would have been paid to such Call Option Grantor for such Shares upon the sale and transfer of such Shares to Neptune pursuant to the Call Option Terms and (ii) Neptune to be the sole equity owner of the surviving entity in the Merger Transaction. Each Stockholder shall fully cooperate with Neptune and do all things reasonably requested by Neptune to cause the Merger Transaction to be consummated. In connection with a Merger Transaction, (A) each Stockholder shall be obligated to and agrees that, in such Stockholder’s capacity as a stockholder of the Company, such Stockholder will vote, or grant proxies relating to such shares to vote, all of such Stockholder’s Shares in favor of, consent to, raise no objections to, and waive any dissenters’, appraisal or similar rights with respect to, the Merger Transaction and will not exercise any right to dissent or seek appraisal rights in respect of the Merger Transaction, and (B) each Stockholder shall take all actions that Neptune deem necessary or advisable in the sole judgment of Neptune in connection with the consummation of the Merger Transaction, including executing, delivering and agreeing to be bound by the terms of any agreement related to the Merger Transaction and any other agreement, instrument or certificates necessary to effectuate the Merger Transaction.

SECTION 6. Election of Directors.

(a) From and after the Effective Date each Stockholder agrees to vote the Shares owned of record by such Stockholder or the Shares over which such Stockholder has voting control at any annual or special stockholders’ meeting called for such purpose, or by written consent in lieu of a meeting, and to take all other necessary or desirable actions within his, her or its control (i) to maintain a five (5) member Board, or, subject to any Minority Vote required by Section 17, such greater number as the Board shall specify from time to time, and (ii) to elect to the Board (A) three (3) nominees designated by Neptune (the “Neptune Designees”), who shall initially shall be Michael Cammarata (who shall be Chairman of the Board), Robert DiPede and Toni Rinow (each of whom is hereby elected to serve as a member of the Board by written consent of the Stockholders), (B) one (1) nominee designated by MSEC (the “MSEC Designee”), who shall initially be Lincoln Isetta (who is hereby elected to serve as a member of the Board by written consent of the Stockholders), and (C) the Company’s then-current Chief Executive Officer, currently Capp Culver (who was previously elected to serve as member of the Board by written consent of the Stockholders). All of the above designated directors shall hold office until their respective successors shall have been elected and shall have qualified, or until their earlier death, resignation or removal. The reasonable travel expenses incurred by any director in attending any meetings of the Board shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses. The Company shall at all times maintain, from financially sound and reputable insurers, directors’ and officers’ insurance in an amount and upon terms and pricing customary for a company of its size and operating in its industry, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued. The adoption of, cancellation of, and any change to the terms of, such insurance shall be subject to approval of the Board.

(b) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Neptune Designee or the MSEC Designee, then Neptune or MSEC, as the case may be, shall have the right to designate an individual to fill such vacancy and the Company and each Stockholder hereby agree to take such actions as may be necessary or desirable within his, her or its control to ensure the election or appointment of such designee to fill such vacancy on the Board.

(c) The parties hereto will cause the Board to meet at least once annually, or more frequently to the extent that the Chairman of the Board or the MSEC designee reasonably wish to meet.

(d) The Company shall take all steps within its power, including voting any capital stock of any Subsidiary, to cause each person then serving as a member of the Board pursuant to Section 6(a), to be elected to the board of directors of each majority owned Subsidiary.

SECTION 7. Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Company with full power of substitution, with respect to any Approved Sale pursuant to Section 5 hereof, and election of persons as members of the Board in accordance with Section 6 hereof, and hereby authorizes each of them, individually and/or jointly, to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in approval of any Approved Sale pursuant to and in accordance with the terms and provisions of Section 5 of this Agreement and in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of Section 6 of this Agreement, and to take any action necessary to effect Sections 5 and 6, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 13 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 13 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein, except as set forth in the Call Option Terms.

SECTION 8. Information Rights.

(a) The Company shall provide to each of the Original Stockholder and the NCP Entities, for so long as such Person owns any of capital stock of the Company, and to each other Stockholder that owns at least ten percent (10%) (calculated on a Fully-Diluted Basis) of all issued and outstanding shares of Common Stock (each of the Original Stockholder and such other Stockholder, a “Receiving Stockholder”): (i) as soon as available unaudited annual consolidated financial statements of the Company and its Subsidiaries, including, in each case, the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’

equity for such completed fiscal year, and (ii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month of the Company, unaudited consolidated financial statements of the Company and its Subsidiaries consisting of a balance sheet and statements of income, retained earnings and cash flows, in each case as of the end of the immediately preceding month.

(b) Each Receiving Stockholder will treat and hold confidential all information regarding the Company and its Subsidiaries received pursuant to Section 8(a) or otherwise (the “Confidential Information”), and refrain from using any of the Confidential Information except in connection with evaluating its investment in the Company or for the internal purposes of such Receiving Stockholder or its Affiliates (including, but not limited to, recordkeeping purposes). In the event that any Receiving Stockholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any such Confidential Information, such Receiving Stockholder will notify the Company promptly of the request or requirement and cooperate with the Company to seek an appropriate protective order. To the extent, in the absence of a protective order or the receipt of a waiver hereunder, such Receiving Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Receiving Stockholder may disclose the Confidential Information to the tribunal; provided, however, that such Receiving Stockholder shall use its reasonable best efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The foregoing definition of “Confidential Information” and, therefore, the foregoing provisions, shall not apply to any information (i) that is generally available to the public immediately prior to the time of disclosure unless such information is so available due to the actions of such Receiving Stockholder, (ii) that was available to such Receiving Stockholder prior to its disclosure pursuant hereto, (iii) that becomes available to such Receiving Stockholder (whether on a confidential or non-confidential basis) from a Person who, to such Receiving Stockholder’s knowledge, is not prohibited by a duty to or agreement with the Company or any subsidiary thereof from disclosing such information, or (iv) that has been independently developed by such Receiving Stockholder or its authorized representatives without the use of Confidential Information, in the case of each of the foregoing clauses (ii) through (iv), as evidenced by written or electronic records. Notwithstanding anything to the contrary contained herein, (X) any Receiving Stockholder shall be permitted to disclose any information received by it pursuant hereto to such Receiving Stockholder’s managers, partners, directors, officers, employees, advisers, agents, stockholders and representatives (including counsel, accountants, appraisers, investment bankers, coinvestors and lenders, collectively “Representatives”) who need to know such information, (X) the NCP Entities shall be permitted to disclose any information received by it pursuant hereto to each of their partners or members and their respective Representatives, (Y) the MSEC Entities shall be permitted to disclose any information received by it pursuant hereto to each of their partners or members and their respective Representatives and (Z) the Neptune Entities shall be permitted to disclose any information received by them pursuant hereto (1) to each of the shareholders and Representatives of each Neptune Entity, (2) to the extent required by law or regulation, each of the shareholders of Neptune Parent, and (3) to the Representatives (other than shareholders) of Neptune Parent. Each Receiving Stockholder shall be liable for any breach of this Section 8(b) by any Persons to whom such Receiving Stockholder discloses any information in accordance with the immediately preceding sentence as if such Person was bound by the provisions hereof as a Receiving Stockholder. Notwithstanding anything herein to the contrary, the provisions of this Section 8(a) shall survive the termination of this Agreement and the termination of the rights of any Stockholder hereunder pursuant to Section 13.

SECTION 9. Legend on Stock Certificates. Each certificate of the signatories hereto representing Shares shall bear the following legend until such time as the Shares represented thereby are no longer subject to the provisions hereof:

“THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF FEBRUARY 10, 2021 AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

SECTION 10. Effectiveness of Transfers; Additional Stockholders. Unless otherwise consented to by the Company, any Person who is not a party to this Agreement shall, on or before the Transfer or issuance to it of Equity Equivalents, execute and deliver to the Company a Joinder Agreement in substantially the form attached hereto as Appendix A. No Shares shall be Transferred on the Company’s books and records, and no Transfer of Shares shall be otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

SECTION 11. Action Necessary to Effectuate the Agreement. The parties hereto agree to take or cause to be taken all such corporate and other action as may be necessary to effect the intent and purposes of this Agreement.

SECTION 12. No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

SECTION 13. Duration of Agreement. From and after the date that a Stockholder ceases to own any Shares, such Stockholder will no longer be deemed to be a Stockholder for purposes of this Agreement and all rights such Stockholder may have under this Agreement will terminate. Upon consummation of a Public Offering or the sale of all or substantially all of the assets of the Company and its Subsidiaries by merger, consolidation, or otherwise, to a third party in an arm’s length transaction and the distribution to the Stockholders of all net proceeds of such sale, the rights and obligations of each Stockholder under this Agreement shall terminate.

SECTION 14. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants as to itself to the other Stockholders as follows:

(a) The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Stockholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

(b) This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) The Shares of such Stockholder listed on Schedule I hereto constitute all of the Equity Equivalents of the Company owned by such Stockholder and, except as specifically provided herein, including in the Call Option Terms, such Stockholder does not have any right or obligation to acquire any additional Equity Equivalents.

(d) The representations and warranties contained in this Section 14 shall survive the execution and delivery of this Agreement.

SECTION 15. Original Stockholder Rights and Obligations.

(a) The Original Stockholder shall not acquire or Transfer any assets or conduct any business activities other than in order to exercise its rights under this Agreement.

(b) For so long as the Original Stockholder continues to hold at least 2,303 shares of Common Stock held by it on the date hereof (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Original Stockholder, (i) amend the Company’s Certificate of Incorporation or Bylaws to adversely affect any class of Common Stock held by the Original Stockholder, in a manner disproportionate to any other class of Common Stock or Preferred Stock, or (ii) adversely alter or change the powers or special rights of any class of Common Stock held by the Original Stockholder. For clarity, no such subclasses of Common Stock exist as of the Effective Date.

SECTION 16. Neptune Rights and Obligations.

(a) Management Fee. As further specified in and subject to the terms and conditions of the Management Fee Agreement entered into between the Company and Neptune Parent on the Effective Date, the Company will pay Neptune Parent a monthly management fee equal to two percent (2%) of the Company’s annual net sales.

(b) Additional Capital Support.

(i) Based on an operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for fiscal years 2021 and 2022 which is approved by the Board (including the affirmative vote of the MSEC Designee) and Neptune, Neptune shall provide additional capital support to the Company, in an amount which adequately supports the Company’s business, up to $7,500,000, which may be in the form of drawings on any Neptune credit facility, in each case, in exchange for the issuance by the Company to Neptune of additional debt of the Company to be agreed upon by the Board (including the affirmative vote of the MSEC Designee) and Neptune (“Additional Capital Support”). For the avoidance of doubt, MSEC, the Company and Neptune hereby acknowledge and agree that: (x) Neptune shall be obligated to provide the Additional Capital Support; (y) the consideration for such Additional Capital Support shall be in the form of non-convertible debt and shall be non-dilutive to the Stockholders; and (z) such debt capital will carry a payment-in-kind interest rate of eight percent (8%) per annum (i.e., the accrued interest would be added to the principal balance of the loan annually and be paid in cash together with the remaining outstanding principal at maturity).

(ii) If additional capital is required beyond the Additional Capital Support as determined and agreed upon by the Board, the Board shall establish the terms of such financing, subject to any Minority Vote required by Section 17.

(c) New Business Lines and Extension of the Company’s Brand. The Company, MSEC and Neptune acknowledge that the Company has meaningful brand equity which provides Neptune with the opportunity to extend the Company’s brand into complementary lines of business, other than food-related products for babies and toddlers, including but not limited to, vitamins, diapers, teenage snacks and foods and adult snacks and supplements. In the event the Board approves of the launch of a new business line under the Company’s brand, the cost and expenses of any such launch shall not exceed $1,000,000 per new product line unless otherwise approved by the Board, and may be financed from funds provided as part of the Additional Capital Support.

SECTION 17. Minority Stockholder Protective Provisions. Until such time as the Call Option is exercised, if ever, and provided that MSEC (together with its Affiliates) continues to own at least 9,348,820 Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Shares), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law, this Agreement or the Certificate of Incorporation) the written consent or affirmative vote of MSEC, acting on behalf of the holders of a majority of the Shares held by all Stockholders other than Neptune and its Affiliates (the “Minority Stockholders”; such vote, “Minority Vote”), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect (except for any transactions contemplated by the Call Option Terms, the Purchase Agreement or other Transaction Documents (as defined in the Purchase Agreement), or this Agreement (including payment of the Management Fee)):

(a) increase or decrease the issued number of Shares;

(b) create or issue (by merger, reclassification or otherwise) any additional class of capital stock having rights, preferences or privileges senior to the Common Stock with respect to voting, dividend, redemption, conversion or liquidation, or any other rights (including registration rights), or change the rights, preferences or privileges of the Common Stock in a material adverse manner, or amend or waive any provision of the Certificate of Incorporation, Bylaws, this Agreement or any other governing documents of the Company, in any case, which would adversely affect the rights of the Common Stock;

(c) effect any merger, business combination, corporate reorganization, Sale of the Company, or any transaction in which all or substantially all of the assets of the Company are sold or exclusively licensed, including any bring-along Sale of the Company initiated by the Required Holders under Section 5(a)(i), but excluding any other Transfer of Shares by any Stockholder in accordance with this Agreement;

(d) increase or decrease the authorized number of directors constituting the Board of Directors;

(e) acquire any capital stock or all, or substantially all, of the assets of another Person;

(f) incur indebtedness for borrowed money, in a single or related series of transactions, in an amount in excess of the Additional Capital Support;

(g) enter into or be a party to any transaction with any Affiliate, director, officer or Stockholder of the Company, but excluding any agreement entered into in connection with the Purchase Agreement or pursuant to any agreement in effect as of the Effective Date;

(h) terminate, decrease the salary or other compensation terms, or otherwise modify the roles and reporting practices of any of the following executives of the Company (except in accordance with their respective employment agreements with the Company): (i) Capp Culver, the Company’s Chief Executive Officer, (ii) Sarah Tynan, the Company’s Chief Revenue Officer, and (iii) Zachary Maodus, the Company’s Chief Supply Chain Officer, in each case, provided that the MSEC Note remains outstanding and the Call Option has not been exercised;

(i) change the Company’s brand name;

(j) establish or materially modify any existing or new equity incentive plan, phantom equity plan, transaction bonus plan or similar arrangement; or

(k) enter into an agreement to take any of the preceding actions.

SECTION 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER JURISDICTION.

SECTION 19. JURISDICTION.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURTS LOCATED IN THE STATE OF DELAWARE AND HEREBY EXPRESSLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 21, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b) EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (Y) ACKNOWLEDGES THAT EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

SECTION 20. Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs. Any purported issuance of Equity Equivalents by the Company, or Transfer of the Shares, in violation of the provisions of this Agreement shall be null and void ab initio.

SECTION 21. Notices.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 21), or by email to the respective parties hereto at the following email addresses (or at such other email address for a party as shall be specified in a notice given in accordance with this Section 21):

if to the Company, to:

Sprout Foods, Inc.

50 Chestnut Ridge Road, Suite 205

Montvale, NJ 07645

Attention: Chief Executive Officer

Facsimile No.: (201) 746-6999

with a copy (which shall not constitute notice) to:

Giannuzzi Lewendon, LLP

411 West 14th Street, 4th Floor

New York, New York 10014

Fax No.: (212) 504-2066

Email: nick@gllaw.us

Attention: Nicholas L. Giannuzzi, Esq.

if to an NCP Entity, to:

c/o North Castle Partners, L.L.C.

183 East Putnam Avenue

Greenwich, CT 06830

Facsimile: (203) 862-3270

Email: alison@northcastlepartners.com

Attention: Alison Minter

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, New York 10022

Fax No.: (212) 735-8708

Attention: David A. Scherl, Esq., Randi Mason, Esq.

if to an MSEC Entity, to:

c/o NH Expansion Credit Fund Holdings LP

1585 Broadway, 29th Floor

New York, NY 10036

Attn: Debra Abramovitz, William Reiland

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

One International Place, Floor 22

Boston, MA 02110

Attention: Stephen A. Boyko, Esq.

if to NurturMe Holdings, to:

Grays Peak Capital

320 Park Avenue, 18th Floor

New York, NY 10022

Attention: Scott Stevens

Email: Scott@grayspeakcapital.com

with a copy (which shall not constitute notice) to:

Rupp Baase Pfalzgraf Cunningham LLC

1600 Liberty Building

Buffalo, NY 14202

Attention: Benjamin D. Burge, Esq.

Email: burge@ruppbaase.com

if to Neptune, to:

Neptune Growth Ventures, Inc.

100-545 Promenade du Centropolis

Laval, Quebec H7T 0A3

Canada

Attention: Toni Rinow

Email: t.rinow@neptunecorp.com and legal@neptunecorp.com

with a copy (which shall not constitute notice) to:

Akerman LLP

201 East Las Olas Boulevard, Suite 1800

Ft. Lauderdale, FL 33301

Attention: Rick J. Fucci, Esq.

Email: rick.fucci@akerman.com

if to any Other Stockholder, to the address listed on Schedule II attached hereto.

(b) Each Stockholder agrees, at all times, to provide the Company with an address for notices hereunder. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; or if mailed, five (5) business days after being deposited in the mail, postage prepaid.

SECTION 22. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the next Business Day.

SECTION 23. Modification.

(a) Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, amended, waived, discharged or terminated (collectively, a “Modification”) except by an instrument in writing signed by (i) the Company and (ii) the Required Holders, provided, however, that (u) any Modification that adversely affects the rights or privileges of any particular Stockholder and does not affect other Stockholders in a substantially similar manner shall require the prior written consent of such adversely affected Stockholder; (v) any Modification which adversely affects the rights or privileges of any class of Shares and does not affect other classes of Shares in a substantially similar manner shall require the prior written consent of the holders of a majority of the shares of the class of Shares so affected; (w) any amendment, modification, waiver, discharge or termination of the definition of “MSEC Entity” or “Affiliate”, clause (vii) of the definition of “Permitted Transfer”, Section 5(a), Section 5(f), Section 6(a)(ii)(B), Section 6(b), Section 6(c), Section 8(b), Section 16, Section 17, or Section 21, in each case, shall require the consent of MSEC; (x) amendment, modification, waiver, discharge or termination of clause (viii) of the definition of “Permitted Transfer,” or Section 21, in each case, in a manner adverse to NurturMe Holdings, shall require the consent of NurturMe Holdings; (y) amendment, modification, waiver, discharge or termination of the definition of “NCP Entities” or “Affiliate”, clause (vi) of the definition of “Permitted Transfer”, Section 8(b), Section 21 or any other provision which specifically refers to any NCP Entity, in each case, in a manner adverse to any NCP Entity, shall require the consent of the NCP Entities, and (z) any Modification of Section 4, Section 8(a) or Section 15 which reduces the rights of the Original Stockholder thereunder shall require the consent of the Original Stockholder; and provided, further, that (A) no Modification shall be effective to reduce the consents required under this Section 23(a), unless consented to by all Stockholders and (B) for the avoidance of doubt, no Modification to clause (w), (x), (y) or (z) of the immediately preceding sentence shall be made without the consent of MSEC, NurturMe Holdings, the NCP Entities or the Original Stockholder, respectively.

(b) No course of dealing and no delay or failure on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate or be construed as a waiver thereof or otherwise affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 24. Custodian.

(a) The Company (in such capacity, the “Custodian”) shall be authorized to hold one or more certificates, in negotiable and proper deliverable form (i.e. accompanied by a deed of transfer/stock power or powers, in blank) representing the number of issued and outstanding Shares set forth thereon issued to any Stockholder other than any NCP Entity. The certificates for the Shares are to be held by Custodian for the account of such Stockholders and are to be disposed of by Custodian in accordance with this Agreement. Custodian accepts such appointment and agrees subject to the terms of this Agreement that it shall have general responsibility for the safekeeping of all Shares so delivered for custody.

(b) The certificates deposited with the Custodian hereunder and the Custodian’s authority hereunder are subject to the interests of each such depositing Stockholder and the Custodian’s authority hereunder is irrevocable and is not subject to termination, except as set forth in this Agreement, by such Stockholder or by operation of law, whether by the death or incapacity of such Stockholder (if such Stockholder is an individual), by the death or incapacity of any trustee or executor or the termination of any trust or estate (if such Stockholder is a trust or an estate), or by the dissolution or liquidation of any corporation or partnership (if such Stockholder is a corporation or partnership) or the occurrence of any other event.

(c) Until such time as a Transfer of such Stockholder’s Shares is effected pursuant to this Agreement, such Stockholder shall remain the owner of the Shares delivered to Custodian and shall have the right to (i) vote such Shares represented by the certificates deposited with Custodian hereunder, (ii) exercise any rights held by the owner of such Shares (including such Stockholder’s rights pursuant to Section 3) and (iii) receive any and all dividends and distributions thereon.

(d) The Custodian shall be entitled to act and rely upon any statement, request, notice or instruction respecting this Agreement given to Custodian by such Stockholder.

(e) It is understood that Custodian assumes no responsibility or liability to any Person other than to deal with the certificates deposited with Custodian hereunder in accordance with the provisions of this Agreement. Each Stockholder shall be liable for and shall reimburse and indemnify the Custodian and hold the Custodian harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to serving as Custodian with respect to such Stockholder’s Shares hereunder (including but not limited to Losses incurred by the Custodian in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Custodian to be indemnified for Losses caused by its gross negligence or willful misconduct. Except as otherwise expressly provided herein, the Custodian shall not be liable for any Losses incurred by or asserted against such Stockholder, except those Losses arising out of the gross negligence or willful misconduct of the Custodian, its affiliates, or the officers or employees of the Custodian or its affiliates. The Custodian shall have no liability whatsoever for the action or inaction of any depository. In no event shall the Custodian be liable to such Stockholder or any third party for special, indirect, punitive or consequential damages, or lost profits or loss of business, arising in connection with its serving as Custodian hereunder. The provisions of this paragraph shall survive any termination of this Agreement or the resignation or removal of the Custodian.

(f) The Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Section 24, and no other covenant, duty or obligation shall be implied or inferred against the Custodian in connection with its service as Custodian under this Agreement. The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transaction affecting the Shares.

(g) The Custodian may terminate its service as Custodian by giving to each such Stockholder a notice in writing specifying the date of such termination, which shall be not less than fifteen (15) days after the date of such notice. The Custodian shall follow such reasonable written instructions concerning the transfer of custody of records as such Stockholder shall give.

SECTION 25. Entire Agreement. This Agreement, including the Call Option Terms (the terms and conditions of which are hereby incorporated in this Agreement by reference) constitute the entire agreement among the undersigned with respect to the subject matter contained herein and supersede any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such subject matter including, without limitation, the Prior Agreements, and any and all stockholders agreements, subscription agreements, investors’ rights agreements and any other prior governance documents of the Company. In the event of any conflict or inconsistency between the terms of this Agreement and any other agreement entered into by and between the Company and any Stockholder (including, without limitation, any stock purchase agreement) other than the Purchase Agreement, the terms of this Agreement shall govern and control. In the event of any conflict or inconsistency between the terms of this Agreement (other than the Call Option Terms) and the Call Option Terms, the Call Option Terms shall govern and control.

SECTION 26. Construction. Any reference in this Agreement to an “Article,” “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms “include” and “including” indicate examples of a foregoing general statement and are not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

SECTION 27. Signatures; Counterparts. Facsimile and other electronic transmissions of any executed original document and/or retransmission of any executed facsimile and other electronic transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile and other electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 28. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach or threatened breach of any provision of this Agreement and to exercise all other rights existing in such party’s favor. Without limiting the foregoing, if any dispute arises concerning the Transfer of any of the Shares subject to this Agreement or concerning any other provisions of the Agreement, then the parties to this Agreement agree that an injunction may be issued in connection therewith and that the reasonable attorneys’ fees and costs of the prevailing party will be reimbursed by the opposing party or parties in such dispute within 14 days following a judgment by a court or tribunal of competent jurisdiction over such exercise or enforcement. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

SECTION 29. Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 30. No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any Stockholder in its capacity as a lender to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect equityholder of the Company, (ii) the interests of the Company or (iii) any duty it may have to any other direct or indirect equityholder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

[Remainder of page intentionally left blank; signature pages and attachments follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

REQUIRED HOLDERS:
NEPTUNE:

NEPTUNE GROWTH VENTURES, INC.

By:	/s/ Toni Rinow
Name: Toni Rinow
Title: Chief Financial Officer and Global Operating Officer

AGREED AND ACKNOWLEDGED:

COMPANY:

SPROUT FOODS, INC.

By:	/s/ Capp Culver
Name: Capp Culver
Title: Chief Executive Officer

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT]

OTHER STOCKHOLDERS:

MSEC:

NH EXPANSION CREDIT FUND HOLDINGS LP

By: MS Expansion Credit GP L.P., its general partner

By: MS Expansion Credit GP Inc., its general partner

By:	/s/ William T. Reiland
Name:William T. Reiland
Title: Managing Director

NURTURME HOLDINGS:

NURTURME HOLDINGS LLC

By:
Name: Scott Stevens
Title: Managing Member

STOCKHOLDER:

Name: (sign)

Name: (print)

Entity: (if applicable)

Title: (if applicable)

APPENDIX A

FORM OF JOINDER AGREEMENT

The undersigned hereby agrees, effective as of the date of this Joinder Agreement, to become a party to that certain Third Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”) dated as of February 10, 2021 and as may be further amended and/or restated from time to time by and among Sprout Foods, Inc. (the “Company”), and the other parties named therein, including the Call Option Terms (as defined in the Stockholders’ Agreement) as a Call Option Grantor (as defined in the Stockholders’ Agreement). Capitalized terms used but not defined in this Joinder Agreement shall have the meanings ascribed to such terms in the Stockholders’ Agreement. The undersigned acknowledges and agrees that (a) the Equity Equivalent issued or Transferred to the undersigned shall continue to be subject to the Stockholders’ Agreement, including the Call Option Terms, (b) as to such Equity Equivalents the undersigned shall be bound by the restrictions of the Stockholders’ Agreement, including the Call Option Terms, and shall take such other actions and execute such other documents as the Company reasonably requests, and (c) for all purposes of the Stockholders’ Agreement, the undersigned shall be included within the term “Stockholder” and for all purposes of the Call Option Terms, the undersigned shall be included within the term “Call Option Grantor”.

Date: __________________ ___, 20___

STOCKHOLDER:

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(Note: If the Stockholder is an entity, print entity name.)

Sign Name:

Print Title:
(Note: If the Stockholder is an entity, print signatory title. If the Stockholder is an individual, leave this line blank.)

Address:

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Facsimile No:

EXHIBIT A

CALL OPTION TERMS

These call option terms (these “Call Option Terms”) are incorporated by reference into, and made an integral part of, the Third Amended and Restated Stockholders’ Agreement to which these Call Option Terms are attached (the “Agreement”). All capitalized terms used but not defined on this Exhibit A shall have the meaning given to them in the Agreement. Each Stockholder other than Neptune is sometimes referred to herein as a “Grantor”. MSEC is sometimes referred to herein as the “Grantors’ Representative”.

1. Grant of Call Option. Each Grantor hereby grants to Neptune, by virtue of the amendment and restatement of the 2nd A&R Stockholders’ Agreement with the Agreement, an irrevocable option to purchase from that Grantor, and to cause the Grantor to sell to Neptune, the Shares owned by the Grantor (as to all Grantors, the “Call Option”). Upon Neptune’s exercise of the Call Option with respect to all Shares of the Grantors, each Grantor shall sell, assign, and transfer to Neptune all of that Grantor’s right, title, and interest in and to the Shares owned by that Grantor in accordance with the provisions of these Call Option Terms.

2. Call Option Period. Neptune may exercise the Call Option in its sole discretion at any time during the period commencing on (and including) January 1, 2023 and ending on (and including) December 31, 2023; provided that Neptune may extend such period until March 31, 2024 (the “Call Option Period”) by providing written notice of extension to MSEC, in its capacity as “Grantors’ Representative”, no later than December 31, 2023.

3. Exercise of Call Option. The Call Option is exercisable by Neptune by providing written notice of exercise to Grantors’ Representative at any time during the Call Option Period (the “Call Exercise Notice”). The Call Exercise Notice shall set forth (i) the remaining outstanding Shares not then owned by Neptune, which as of the Effective Date constitute 49.9% of all outstanding Shares (the percentage of outstanding Shares of the Company that Neptune elects to purchase, the “Applicable Percentage”) and (ii) the proposed Call Closing Date (as defined herein). Neptune has the right and option, but not the obligation, to exercise the Call Option in its sole discretion, and therefore may forgo the Call Option without penalty. For clarity, the Call Option may only be exercised with respect to all of the Shares. For the avoidance of doubt, the Call Option shall automatically expire at the end of the Call Option Period without any further action by Neptune or Grantors.

4. Call Price. The purchase price per Share (the “Call Price”) to be paid by Neptune to each Grantor for all of its Shares (upon Neptune’s exercise of the Call Option, such Shares are referred to herein as the “Called Shares”) purchased by Neptune on the Call Closing Date will be equal to (i) the TEQV, divided by (ii) the Common Stock Deemed Outstanding as of the Call Closing Date. For purposes hereof, the following terms have the following meanings:

(a) “Common Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Common Stock actually outstanding at such time; (ii) the number of shares of Common Stock subject to outstanding warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities at such time, in each case, solely with respect to the portion of such shares which are “in the money” and/or have vested, subject to any applicable accelerated vesting terms which may be triggered upon Neptune’s exercise of the Call Option (collectively, all “Options”); and (iii) the number of shares of Common Stock issuable upon conversion or exchange of any securities (directly or indirectly) convertible into or exchangeable for Common Stock (but excluding Options) (“Convertible Securities”) actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, only to the extent the Options or Convertible Securities are actually exercisable at such time, vested (subject to any applicable accelerated vesting terms which may be triggered upon Neptune’s exercise of the Call Option) and are “in the money”, as applicable. For clarity, all Options and Convertible Securities (whether or not “in the money” or vested) of each Grantor will be deemed, at Neptune’s option, either cancelled or acquired by Neptune upon its acquisition of such Grantor’s Shares at the Call Closing (as defined herein) such that following the Call Closing no Grantor owns any Shares or other securities of the Company.

(b) “EBITDA” means, with respect to any period, the net income of the Company before interest, income taxes, depreciation, amortization, and the Management Fee for such period, determined in accordance with United States generally accepted accounting principles as consistently applied by the Company.

(c) “Indebtedness” has the meaning assigned to it in the Purchase Agreement.

(d) “Management Fee” means the management fee payable by the Company to Neptune under the Management Fee Agreement (as defined in the Purchase Agreement).

(e) “Net Revenue” means the gross sales revenue of the Company less discounts, chargebacks, returns, and allowances.

(f) “Note” means that certain promissory note in the principal amount of Ten Million Dollars ($10,000,000) issued pursuant to the Purchase Agreement by the Company, as maker, to MSEC, as payee, and guaranteed by Neptune.

(g) “TEQV” means an amount equal to the following, in each case determined as of the Call Closing Date:

(i) the TEV, minus

(ii) Indebtedness of the Company (excluding Indebtedness under the Note), plus

(iii) Cash of the Company lawfully available for distribution to its Stockholders, multiplied by

(iv) the Applicable Percentage.

(h) “TEV” means an amount equal to the following:

(i) three times (3x) TTM Net Revenue, multiplied by 50%; plus

(ii) fifteen times (15x) TTM EBITDA, multiplied by 50%.

(i) “TTM EBITDA” means, as of the Call Closing Date, EBITDA for the trailing twelve months ending on the Call Closing Date (which under no circumstances shall be less than zero (0) dollars).

(j) “TTM Net Revenue” means, as of the Call Closing Date, Net Revenue for the trailing twelve months ending on that Call Closing Date, subject to the following. If the Call Closing Date falls on or after the 15th day of the month, the TTM Net Revenue will be based on the Net Revenue of that month, extrapolated to the last day of that month, and the eleven months prior to the Call Closing Date. If the Call Closing Date falls on any day prior to the 15th of the month (“X” days), the TTM Net Revenue will be based on the first X days of the 12th month, plus the eleven trailing months, plus prorated Net Revenue for “N” days of the month preceding the first month, where N equals the number of days in the month preceding the first month minus X days.

5. Form of payment.

(a) The aggregate Call Price for all Called Shares of the Grantors (the “Aggregate Call Price”) will be paid twenty-five percent (25%) in cash or such higher percentage as otherwise agreed by Neptune and Grantors’ Representative, and the portion not paid in cash will be paid in common shares, no par value per share, of Neptune (“Neptune Common Shares”); provided that, in the event the Neptune Common Shares are no longer trading on any public stock exchange on the date Neptune exercises the Call Option, then the aggregate Call Price for all Called Shares of the Grantors will be paid one hundred percent (100%) in cash.

(b) With respect to any portion of the Aggregate Call Price payable in Neptune Common Shares, the number of Neptune Common Shares to be issued will be equal to the quotient of (i) the Aggregate Call Price, divided by (ii) the Neptune Common Share Value.

(c) As used in these Call Option Terms, the term “Neptune Common Share Value” means the volume weighted average price of a Neptune Common Share on NASDAQ for the twenty (20) trading days ending two (2) trading days immediately prior to the Call Closing Date, as reported by Bloomberg.

6. Call Closing. Neptune and each Grantor shall consummate the purchase and sale of the Called Shares, including Neptune’s delivery of payment of the Call Price to each Grantor and each Grantor’s delivery of all of its Shares to Neptune (the “Call Closing”) on the date (which shall be within thirty (30) days after Neptune’s delivery of the Call Exercise Notice), at the time, and at the place designated in the Call Exercise Notice. The date on which the Call Closing occurs is referred to herein as the “Call Closing Date.”

7. Deliveries at Call Closing.

(a) At the Call Closing, each Grantor shall deliver to Neptune the following:

(i) an Assignment of Shares in a form reasonably acceptable to Neptune and Grantors’ Representative (“Assignment”) pursuant to which Grantor shall assign and transfer to Neptune or its designee the Called Shares free and clear of any and all Liens (as defined below);

(ii) a release in a form reasonably acceptable to Neptune and Grantors’ Representative (“Release”), releasing the Company and its officers, directors, Stockholders, and affiliates (collectively, “Releasees”) from all claims, obligations, and liabilities relating to or arising in connection with the Grantor’s ownership of the Called Shares and rights or status as a Stockholder by virtue of its ownership of the Called Shares and the performance or non-performance or exercise or non-exercise of any rights or obligations by any of the Releasees in connection therewith; and

(iii) if Neptune Common Shares are being delivered as part of the Aggregate Call Price, a lock-up agreement substantially in the form of the Lock-Up Agreement (as defined in the Purchase Agreement) and an agreement which includes representations and warranties substantially similar to those set forth in the Issuance Direction Letter (as defined in the Purchase Agreement).

(b) At the Call Closing, in consideration of the execution and delivery to Neptune by Grantor of the items set forth in Section 7(a), Neptune shall tender to Grantor, in accordance with Section 5, payment of the Aggregate Call Price for the Called Shares.

8. Representations and Warranties. By virtue of the amendment and restatement of the 2nd A&R Stockholders’ Agreement with the Agreement, each Grantor shall be deemed to have represented and warranted to Neptune, severally and not jointly, with respect to itself and its Shares as set forth below in this Section 8, in each case, as of the date hereof.

(a) This Agreement is a legal, valid, and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms.

(b) Such Grantor is the sole legal and beneficial owner of the Shares set forth opposite its name on Schedule A hereto.

(c) Such Grantor owns its Shares free and clear of any and all restrictions on transfer, taxes, security interests, liens, pledges, or other encumbrances, options, warrants, purchase rights, call rights, rights of first refusal, contracts, commitments, equities, claims, and demands (collectively, “Liens”), other than restrictions on transfer set forth in this Agreement or the Agreement (none of which prevents or restricts transfer of the Shares to Neptune hereunder).

(d) The Shares set forth opposite its name on Schedule A hereto represent Grantor’s entire ownership interest in the Company.

(e) Grantor was, at the time Grantor acquired the Shares, an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

(f) No oral or written representations have been made to Grantor in connection with this Agreement by or on behalf of Neptune or its affiliates or the Company or any of its officers, directors, or representatives or any other person or entity, and in making a decision to grant the Call Option and enter into this Agreement and consummate the transactions contemplated hereby, Grantor has relied solely on its own examination and knowledge of the Company and its business, assets, liabilities, financial condition, results of operation, plans, and prospects.

9. Restriction on Transfer. Notwithstanding anything to the contrary herein or in the Agreement, during the period commencing on the Effective Date and ending on the date that is forty-five (45) days after the end of the Call Option Period, each Grantor shall not, directly or indirectly, voluntarily or involuntarily, sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of (each, a “Transfer”) the Shares without the prior written consent of the Board of Directors of the Company, except to Neptune, and the Company shall not recognize any such Transfer or purported Transfer on its books and records; provided that the foregoing restriction on Transfer shall not apply to any Transfers made to a “Permitted Transferee,” as such term is defined in the Agreement, in accordance with the terms and conditions of the Agreement.

10. Adjustments. If the Shares are changed into or exchanged for a different number or kind of securities of the Company, or other securities or assets of the Company or any other entity by reason of merger, consolidation, conversion, recapitalization, reclassification, split, dividend, combination, or other transaction, then the Shares subject to the Call Option will be deemed to include such securities. The “Shares” are deemed to include all shares of capital stock and other equity securities of the Company (including Shares, as such term is defined in the Agreement) now owned or hereafter acquired by each Grantor.

11. Specific Performance. Each Grantor agrees and acknowledges that irreparable damage could occur to Neptune in the event that any of the provisions of these Call Option Terms were not performed by that Grantor in accordance with their specific terms or were otherwise breached and that Neptune would not have an adequate remedy at law. Accordingly, Neptune is entitled to seek an injunction or injunctions to prevent breaches of these Call Option Terms and to enforce specifically the terms and provisions of these Call Option Terms, including any Grantor’s obligation to the close the transactions contemplated by these Call Option Terms in accordance with these Call Option Terms, in addition to any other remedy that Neptune may have at law or in equity. Each Grantor shall not unreasonably oppose (a) the granting of an injunction or specific performance as provided herein on the basis that Neptune has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity or (b) the specific performance of the terms and provisions of these Call Option Terms.

12. Power of Attorney. The power of attorney in Section 7 of the Agreement applies with respect to the transfer of Shares of Grantors as if such transaction were an “Approved Sale.”

13. Further Assurances. Neptune and each Grantor shall use their commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all additional documents, instruments, conveyances, and assurances and take, or cause to be taken, all further actions as may be reasonably required to consummate and make effective the transactions contemplated by these Call Option Terms.

14. Notices. Neptune or any Grantor giving or making any notice, request, consent, approval, claim, waiver, demand, or other communication under these Call Option Terms shall give such notice in writing in accordance with Section 21 of the Agreement.

15. Modifications and Waivers. Neptune and Grantors may amend or waive these Call Option Terms only in accordance with Section 23 of the Agreement.

16. Miscellaneous. For clarification, these Call Option Terms shall be governed by all other terms of the Agreement, including, without limitation, as related to jurisdiction, governing law, construction, etc.

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